SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as Permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              QUANTA SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|    No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

                ----------------------------------------------------------------
         (2)    Aggregate number of securities to which transaction applies:

                ----------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                ----------------------------------------------------------------
         (4)    Proposed maximum aggregate value of transaction:

                ----------------------------------------------------------------
         (5)    Total fee paid:

                ----------------------------------------------------------------


|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount Previously Paid:

                ----------------------------------------------------------------
         (2)    Form, Schedule or Registration Statement No.:

                ----------------------------------------------------------------
         (3)    Filing Party:

                ----------------------------------------------------------------
         (4)    Date Filed:

                ----------------------------------------------------------------

                                EXPLANATORY NOTE

                  Quanta Services, Inc., a Delaware corporation ("Quanta Services"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on April 26, 2002 in connection with the solicitation of proxies for electing the board of directors of Quanta Services at the 2002 annual meeting of Quanta Services' stockholders.

                                       ###


April 25, 2002

Dear Quanta Stockholder:

                   WE BELIEVE AQUILA IS TRYING TO MISLEAD YOU
                ABOUT THE RELATIONSHIP BETWEEN QUANTA AND AQUILA

         We are writing you, our fellow stockholders, to set the record straight. We expect that by now you may know that Aquila, Inc. (formerly known as UtiliCorp United Inc.) is attempting to take control of Quanta without offering you any premium for your shares or any solid protections against the prospect of their future abusive actions. To advance their cause, they are inundating the press and filling your mailboxes with a misleading description of the history of the relationship between Quanta and Aquila and a dishonest statement of their motivations. Once you understand the background of our past dealings with Aquila, including Aquila's trail of broken promises and erratic actions, we believe you will better appreciate what could happen to your Quanta investment if Aquila is allowed to seize control of Quanta.(1)

                 FOR QUANTA, THE STRATEGIC ALLIANCE WITH AQUILA
              WAS A MAJOR DISAPPOINTMENT, A CASE OF MISPLACED TRUST

         Quanta's relationship with Aquila began in September 1999, when we entered into a strategic alliance in which Aquila agreed to use Quanta as its preferred provider of outsourced construction and maintenance services for its transmission and distribution infrastructure and natural gas distribution infrastructure, as long as we are able to furnish these services at a competitive cost. Both Quanta and Aquila were very bullish about the prospects of the alliance back then.

         Of course, Aquila wanted to benefit from the growth that was expected to flow from our strategic alliance and so they asked to invest in our company. We allowed them to make an initial $186 million investment in Quanta, with provisions for them to increase their stake over time. In connection with this investment and in the spirit of the partnership we were attempting to create, we also agreed to give Aquila up to three seats on our Board of Directors, and certain other rights including preemptive and registration rights.

         Aquila continued to acquire shares from time to time after its original investment and at that time we were not averse to our strategic partner increasing its stake. However, despite best intentions at the start, it became increasingly evident to our management and Board that the strategic alliance was a great disappointment. Aquila failed to accord us the preferred provider status that it had agreed to in the strategic alliance agreement. Outsourcing arrangements failed to materialize. In one case, Aquila, through its subsidiary Everest Connections (a company we introduced them to in the spirit of our partnership), went so far as to take business away from us and give it to our competitors, in violation, we believe, of our contract with Everest. In short, it became clear to us that we had misplaced our trust. Two and one half years after entering into the strategic alliance, Aquila, our strategic partner, accounts for less than two percent of our annual revenues.

         AQUILA TRIES TO TAKE CREEPING CONTROL OF QUANTA TO ACHIEVE ITS
           OWN ACCOUNTING OBJECTIVES WITHOUT OFFERING ANY BENEFITS OR
                   PROTECTIONS TO QUANTA'S OTHER STOCKHOLDERS

         On May 25, 2000, just one day after Quanta stockholders voted to authorize the conversion of Aquila's Quanta shares into preferred stock (and when they no longer needed our help to do that), Aquila announced that it was considering a transaction that would enable it to consolidate Quanta for financial accounting purposes. At that time, however, Aquila expressly stated that it did not want to acquire a majority of our common stock or pursue a business combination. (2)

         On September 28, 2001, following the general downturn in the market and the collapse of the telecommunications market in particular, Aquila announced that, through open market purchases, it intended to acquire enough shares of our common stock to "enable it to enjoy the benefits of financial statement consolidation for accounting purposes." Aquila did not mention any concern about Quanta's financial performance. Indeed, Aquila said it had no intention of interfering with our business or management, (3) and it later expressed its "desire to limit its additional capital investment to only that necessary to achieve accounting consolidation." (4) We were concerned about Aquila's plans to take creeping control and so, upon execution of a standstill agreement under which Aquila agreed not to purchase additional shares of Quanta stock on the open market, we entered into discussions with Aquila to try to reach a mutually beneficial arrangement regarding Aquila's accounting desires that also offered our other stockholders adequate protections and economic benefits. Quanta was represented in the negotiations by a committee of directors independent of Aquila.

             QUANTA'S BOARD COMMITTEE MOVES TO PROTECT STOCKHOLDERS
                 FROM AQUILA'S HOSTILE AND SELF-SERVING ACTIONS

         When negotiations stalled, Aquila said it was going into the market to accumulate more Quanta shares. Faced with Aquila's creeping takeover, we amended our existing stockholder rights plan to prevent Aquila from acquiring control without negotiating with the Quanta Board or providing adequate protections or economic benefits to the other stockholders. As amended, the rights would be triggered if Aquila acquires more than 39% of our shares, assuming conversion of all securities. (5) Aquila - which was already beginning to include our earnings in its projections for Wall Street - brought an arbitration claim in Kansas City, Missouri (where Aquila has its headquarters), asserting that the revisions to the stockholder rights plan violated a covenant in Aquila's original investment agreement with us. Aquila also filed suit in Delaware court, claiming that as a technical matter our rights plan amendment had not been properly adopted by the committee of directors independent of Aquila. (6) We strongly disagree with Aquila's claims and are defending our position in the ongoing proceedings. Our directors acted in good faith at all times to protect Quanta and you, our stockholders, from a serious threat of a creeping takeover by a party that had become decidedly hostile. (7)

         Incredibly, Aquila is now saying that its original $186 million investment in Quanta gives it the right to take over Quanta without paying you a premium and without offering you any protections. We disagree with Aquila and have acted accordingly to protect your investment.

                  NEGOTIATIONS RESTART BUT AQUILA WITHDRAWS AND
              LAUNCHES A PROXY FIGHT TO ACHIEVE ITS FINANCIAL GOALS

         In December 2001, we resumed discussions with Aquila in an effort to find an arrangement that addressed Aquila's desire for accounting consolidation and that offered our other stockholders adequate protections. We were close to reaching an agreement when Aquila abruptly withdrew from discussions after, it was later revealed, Aquila received revised accounting advice that it must acquire at least 50% of Quanta's voting stock to consolidate. Shortly thereafter, on February 8, 2002, Aquila publicly announced its intention to propose an opposition slate of directors at our 2002 annual meeting of stockholders.

             TO ACHIEVE ITS GOALS, AQUILA STARTS DISPARAGING QUANTA
                  DESPITE QUANTA'S INDUSTRY-LEADING PERFORMANCE

         In the announcement of its opposition slate, Aquila purported for the first time to be disappointed with our financial performance and management. This disingenuous change of heart - in which they are persisting to this day - is a transparent attempt to win your support to achieve their accounting objectives while offering you nothing.

         In reality, in 2001 Quanta achieved record revenues, concluding a three-year period of revenue growth that outpaced its peers, and record cash flow from operations. Quanta also achieved industry-leading profitability in 2001, with higher EBIT and EBITDA margins and stronger EPS performance than its peers.

           QUANTA BOARD AUTHORIZES FINANCIAL ADVISORS TO EVALUATE ALL POTENTIAL WAYS TO ENHANCE VALUE FOR ALL QUANTA STOCKHOLDERS

         In response to Aquila's hostile proxy solicitation, which has disrupted our customer and employee base, in March 2002, the Special Committee of the Board of Directors took steps to enhance stockholder value. These actions included authorizing our financial advisor, Goldman, Sachs & Co., to explore a range of strategic options, including potential acquisitions, stock repurchases, recapitalizations and other extraordinary transactions, provided that such transactions do not enable Aquila to achieve a control position without offering appropriate value and protections to our other stockholders.

         We also amended the stockholder rights plan to provide that the plan would not apply to an offer for all of our common and series A convertible preferred stock that treats all stockholders equally if the offeror achieves ownership of 75% or more of our voting stock and if the offeror makes a commitment that any remaining stockholders would receive the same price and consideration as those who accepted the offer. The revised plan - known in the financial community as a "chewable pill" - is our way of saying that we are not opposed to a fair transaction for the whole Company, and our Board is not acting out of a desire to "save their seats" as Aquila has accused. What we are opposed to is a creeping takeover - a sneak attack on the value that is rightfully yours.

                          PROTECTING QUANTA'S EMPLOYEES

         The Special Committee's actions also included measures intended to stabilize our employee base in light of the disruption and uncertainty caused by Aquila's hostile proxy fight and negative public statements. We announced that we adopted employment contracts with thirty-seven key corporate and operating unit employees, a number of whom already had employment contracts, that contain standardized change of control provisions. Under these provisions, each of the thirty-seven employees is entitled to a payment equal to two or three times the employee's annual salary and "highest annual bonus" (as defined in the agreements), plus the vesting of the employee's stock options and restricted stock, as well as certain other benefits, in the event that, within three years following a change in control of Quanta (which would include a proxy contest victory by Aquila or any person acquiring 50% or more of our voting stock), the employee is terminated without cause, leaves Quanta for good reason (as defined in the agreements), or dies or incurs a disability. Twelve senior employees will receive the payments described above if they terminate their employment for any reason during the thirty-day period beginning six months after the date of the change of control. (8) These employment agreements, which we believe are customary and reasonable, were designed to ensure as far as possible that our key employees are not distracted by the proxy contest and related uncertainties but will remain focused on the business of Quanta, including for a reasonable transition period following any change in control.


               QUANTA'S COMMITMENT TO STOCK-BASED COMPENSATION AND
             INCENTIVES TO ALIGN EMPLOYEE AND STOCKHOLDER INTERESTS


         Reflecting our commitment to stock-based compensation and incentives for employees, we also created a Stock Employee Compensation Trust, or SECT. The SECT acquired 8 million shares of our common stock in exchange for a promissory note (and cash equal to the par value of the shares). It will use those shares as the note is paid down to fund a portion of our employee benefit obligations during the next 15 years. The SECT will reduce our cash obligations to fund certain employee benefits programs and provide us with a pre-determined method of increasing our equity base over time, with a positive impact on our credit ratios. The SECT agreement contains confidential pass-through voting and tendering provisions that provide for participants in our Employee Stock Purchase Plan (the ESPP) to determine the manner in which stock held by the SECT is voted or tendered. Contrary to Aquila's statements, these shares will not be controlled by management. Rather, around 2,000 Quanta employees will determine how the SECT shares are voted. Every employee, except those who are directors, who participated in the ESPP last year will have a say in how these shares are voted. If the SECT is terminated in connection with a change of control transaction that results in a price of more than $16.50 per share of common stock, then the premium attributable to the SECT shares would be used for the benefit of the SECT participants, in the administrating committee's discretion. Neither the proxy contest nor Aquila acquiring 50% of our stock would result in a termination of the SECT. Aquila is now arguing in Delaware court that the SECT is invalid and that the Special Committee acted improperly in adopting it and in granting the employee protections in the employment agreements described above. We believe strongly that the Special Committee acted properly at all times and that the SECT and the employment agreements are valid and will be upheld by the court.

                   AQUILA WANTS ONE THING - UNFETTERED CONTROL
                         (WITHOUT HAVING TO PAY FOR IT)

         In contrast to the demonstrated commitment of our management to enhance stockholder value, Aquila's goal in taking control of Quanta, despite its recent attempts to disavow it, is to enhance its own bottom line through accounting consolidation. This goal - which Aquila has publicly mentioned repeatedly since May 2000, and only backed away from after they launched their proxy contest - offers nothing for Quanta's other stockholders and only benefits Aquila.

         Additionally, Aquila executives have stated that their proxy fight would not raise issues under our credit documents. In fact, an event of default would occur under our credit facility and senior secured notes if Aquila prevails. There can be no assurance that the affected lenders and note holders would waive such an event of default or that Quanta or Aquila would be able to refinance any defaulted indebtedness without incurring a significant expense.

            AQUILA'S PAST DISMAL TREATMENT OF MINORITY STOCKHOLDERS -
                         DON'T LET AQUILA DO THIS TO YOU

         Unfortunately, Quanta stockholders are not the first targets of Aquila's abusive tactics. Aquila has a dismal track record in this regard. In April 1999, Aquila squeezed out the minority in its controlled subsidiary, Aquila Gas Pipeline (AGP), at a lowball price and over the objections of a special committee of AGP directors. In January 2002, without bothering to install independent directors to approve the transaction, Aquila squeezed out minority stockholders in its highest growth subsidiary, the company whose name Aquila later adopted as its own (to avoid confusion, we will call it "Old Aquila"), to take advantage of a weak market, resulting in a lawsuit by minority investors against Aquila, Richard Green (Aquila's Chairman of the Board) and Robert Green (Aquila's President and Chief Executive Officer). More remarkable still, both AGP and Old Aquila were companies whose stock was first offered to the public by Aquila - at higher prices than what it paid to buy them back.
Consider: Aquila took AGP public at $15.00 per share and bought it back for $8.00 per share, (9) and Aquila took Old Aquila public at $24.00 per share and bought it back at $18.21. Not a bad strategy: sell stock to the public at one price and later force them to sell it back to you for less. Not bad, that is, unless you happen to be a minority stockholder and you aren't given a choice in the matter.

         You can probably understand why minority stockholders at AGP and Old Aquila claimed they had been treated unfairly. Judging from its history of bullying minority stockholders, Aquila's professed desire to act in the best interests of all Quanta stockholders should be taken with a grain of salt.

         Only you can stop Aquila's abusive tactics by voting for Quanta's director nominees. Your Board of Directors recommends that you sign and return Quanta's white proxy card even if you have already sent in Aquila's gold card.

              REMEMBER: NOT VOTING WILL MAKE IT EASIER FOR AQUILA.
                   MAKE YOUR CHOICE - BE HEARD - PLEASE VOTE!

         Because Aquila controls 34% of the voting power of Quanta's stock (10) and the election of directors is based on the number of votes actually cast, to elect Quanta's nominees ALL QUANTA STOCKHOLDERS MUST STEP FORWARD AND PARTICIPATE. If you have any questions about this process, you can call MacKenzie Partners, Inc., our proxy solicitor, toll free at 800-322-2885, or us at 713-629-7600. Our goals are to continue Quanta's strong performance and to get out the vote against Aquila's nominees. We hope that we will be able to count on your support.

         Very truly yours,


By: /s/ Vincent D. Foster                            By: /s/ John R. Colson
    ----------------------                               -------------------
    Vincent D. Foster                                    John R. Colson
    Chairman                                             Chief Executive Officer



-----------------------
1 Our public filings provide greater detail on the matters addressed in this letter. If you wish, you can also follow the development of Aquila's desires with respect to the Company by reading their statements on Schedule 13D filed with the Securities and Exchange Commission; however, we suggest you read these with a healthy skepticism.

2  See Amendment No. 8 to Aquila's Schedule 13D dated May 25, 2000.

3 See Amendment No. 12 to Aquila's Schedule 13D, dated September 28, 2001, in which Aquila stated it did "not have any current plans or proposals to complete, or cause to be completed, any major changes in [Quanta]'s business or corporate structure, including a business combination of [Quanta] with [Aquila] or any other person, a sale of all or substantially all of [Quanta]'s assets, a change the direction of the management of [Quanta], or a change in the policies of the board of directors of [Quanta]."

4 See Amendment No. 19 to Aquila's Schedule 13D, dated November 28, 2001.

5 See our filings on Form 8-K, dated November 16 and 19, 2001 for further explanation of our Board's actions and Amendment No. 19 to Aquila's Schedule 13D, dated November 28, 2001 for Aquila's explanation of their actions.

6 To eliminate Aquila's technical objections, the Board held additional meetings at which the stockholder rights plan amendments were readopted and ratified. The full Board also established a Special Committee, consisting of all Quanta directors other than those individuals designated by Aquila, to address issues relating to the Aquila relationship. The scope of authority of the Special Committee was subsequently expanded, after Robert Green refused to sign a routine Board consent relating to ordinary company business, to include all business of the Company except for matters that by law cannot be delegated by a Board of Directors to a committee.

7 In response to Aquila's hostile actions and to protect our stockholders from Aquila's creeping takeover attempt, on February 13, 2002, we again amended our stockholder rights plan. This amendment provided that only outstanding shares of our voting stock are counted in determining the number of shares that Aquila could acquire while remaining below the ownership threshold that would trigger the provisions of the stockholder rights plan.

8 Two of these twelve employees will receive the payment described if they terminate their employment with Quanta during the five days that precede a change in control. This provision replicates the entitlement provisions they had in their pre-existing contracts which were approved by the Board with the participation of Aquila's representatives. For more information about these employment agreements, please review our public filings, including our proxy statement for the upcoming annual meeting.

9 Stockholders received $8.32 including dividends paid between the offering date and the squeeze-out date.

10 In the event Aquila prevails in court and the SECT shares do not vote at the upcoming meeting, Aquila will control about 38% of the voting power of Quanta.

         IMPORTANT INFORMATION
         ---------------------

         Quanta Services, Inc. has filed a proxy statement with the Securities and Exchange Commission relating to Quanta's solicitation of proxies from its stockholders with respect to the Quanta Services, Inc. 2002 annual meeting of stockholders. QUANTA SERVICES, INC. ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT IN ITS ENTIRETY, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Quanta's proxy statement and other relevant documents are available for free at www.sec.gov. You may also obtain a free copy of Quanta's proxy statement by writing to Quanta Services, Inc. at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056 or by contacting MacKenzie Partners, Inc., toll free at 1-800-322-2885. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Quanta's stockholders is available in the proxy statement filed by Quanta with the SEC.

         This letter contains various forward-looking statements and information, including management's expectations regarding the future performance of Quanta. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry and the ability of Quanta to complete acquisitions and to effectively integrate the operations of acquired companies, and uncertainties relating to Aquila's hostile proxy fight for the Company, as well as general risks related to the industries in which Quanta, its customers and its suppliers operate. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company's reports filed under the Securities Exchange Act of 1934, as amended.